Exhibit 10.9

AMENDMENT NO. 1 TO

THE GREEN THUMB INDUSTRIES INC.

2018 STOCK AND INCENTIVE PLAN

Effective August 30, 2019, the Green Thumb Industries Inc. 2018 Stock and Incentive Plan (the “Plan”) is amended as follows:

Section 2(f) shall be deleted and replaced in its entirety with the following:

“Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan, provided that, for the avoidance of doubt, the Board may act as the Committee at any time. At any time that the Company is an SEC registrant and is not a “foreign private issuer” for purposes of the Securities Act and the Exchange Act, either (i) the Board shall act as the Committee or (ii) the Committee shall be comprised of two or more “non-employee directors” within the meaning of Rule 16b-3.